PROSPECT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 10th day of March, 2003, by and among Alpine Equity Trust, a Delaware statutory trust (the “Trust”), Alpine Management & Research, LLC, a Delaware limited liability company (the “Adviser”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Adviser is duly registered under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws, as an investment adviser;

WHEREAS, the Adviser serves as investment adviser to each series of the Trust;

WHEREAS, USBFS is, among other things, in the business of providing fulfillment services to mutual funds; and

WHEREAS, the Trust and the Adviser desire to retain USBFS to provide fulfillment services for each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund”, collectively the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS to Provide Fulfillment Services

The Trust and the Adviser hereby appoint USBFS to provide fulfillment services to the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Duties and Responsibilities of USBFS

USBFS shall provide the following fulfillment services for the Funds, including but not limited to:

A.	Answer all prospective shareholder calls concerning the Fund.
B.	Send all available Fund material requested by a prospect within 24 hours fromtime of call.

C.	Receive and update all Fund fulfillment literature so that the most current information is sent and quoted.
D.	Provide 24 hour answering service to record prospect calls made after hours(7 p.m. to 8 a.m. Central Time).
E.	Maintain and store Fund fulfillment inventory.
F.	Send periodic fulfillment reports to the Trust as agreed upon between theparties.

3.	Duties and Responsibilities of the Trust

The Trust shall:

A.	Provide Fund fulfillment literature updates to USBFS as necessary.
B.
File with the National Association of Securities Dealers, Inc., the Securities and Exchange Commission (the “SEC”) and state regulatory agencies, as appropriate, allfulfillment literature that the Fund requests USBFS send to prospective shareholders.

C.	Supply USBFS with sufficient inventory of fulfillment materials as requested fromtime to time by USBFS.
D.	Provide USBFS with any sundry information about the Fund in order to answerprospect questions.

4.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month, after the due date.  To the extent such fees are not payable by the Trust, the Adviser shall be responsible for paying the remaining amount of fees to USBFS.

5.	Indemnification; Limitation of Liability

The Trust agrees to indemnify USBFS from any liability arising out of the distribution of fulfillment literature that has not been filed with the appropriate federal and state regulatory agencies.  USBFS agrees to indemnify the Trust from any liability arising from the improper use of fulfillment literature during the performance of its duties and responsibilities identified in this Agreement.  USBFS will be liable for bad faith, negligence or willful misconduct on its part in its duties under this Agreement.

6.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”).  Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust’s shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

7.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year.  Subsequent to the initial one-year term, this Agreement will continue automatically and may be terminated by any party upon giving ninety (90) days prior written notice to the other parties or such shorter period as is mutually agreed upon by the parties.  However, this Agreement may be amended by mutual written consent of the parties.

8.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor.

10.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for any other party to this Agreement, or to conduct business in the name, or for the account, of any other party to this Agreement.

11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.  If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.	Assignment

This Agreement may not be assigned by any party without the prior written consent of the other parties.

13.	Notices

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ addresses set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

notice to the Trust shall be sent to:

Alpine Equity Trust
122 East 42nd Street, 37th floor
New York, NY 10168

and notice to the Adviser shall be sent to:

Alpine Management & Research, L.L.C.
122 East 42nd Street, 37th floor
New York, NY 10168

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ALPINE EQUITY TRUST	ALPINE MANAGEMENT & RESEARCH, LLC

By: /s/ Samuel A. Lieber	By: /s/ Samuel A. Lieber

Title: President	Title: CEO

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph Neuberger

Title: Senior Vice President

Exhibit A
to the
Prospect Servicing Agreement

Fund Names

Separate Series of Alpine Equity Trust

Name of Series	Date Added

Alpine U.S. Real Estate Equity Fund	9/1/1993
Alpine International Real Estate Equity Fund	2/1/1989
Alpine Realty Income & Growth Fund	12/29/1998

Exhibit B
to the
Prospect Servicing Agreement

Fee Schedule

Full Service (Inbound Teleservicing and Kit Assembly and Mailing)

TIER 1 (0-50 orders per month)
Account Management       $   ___/month

TIER 2 (51-250 orders per month)
Account Management       $  ___/month
First 50 orders                     NC
Per order over 50                 $   ___/order

TIER 3 (251-500 orders per month)
Account Management       $ ____/month
First 250 orders                   NC
Per order over 250               $   ___/order

TIER 4 (over 500 orders per month)
Account Management       $ ____/month
First 500 orders                   NC
Per order over 500               $  ___/order

E-mail/internet Lead Origination – $___0 per request

Service includes account management, lead reporting, call servicing, database management, kit assembly and mailing (excluding postage and materials).

Inbound Teleservicing (only)
Account Management       $___/month
Call Servicing                      $___/minute

Base Reporting Services   Included.
Assumes that client is responsible for costs associated with order delivery.

Lead Conversion Reporting
Account Management                          $   ___/month
Database Installation, Setup                $____/fund group

Web On-line Fund Fulfillment
Account Management                         $   ___/month
Installation, Setup                                 $       _ (NC)
Per Retail Request                                 $    ___/retail request
Per Intermediary Request                     $    ___/retail request

Follow-up Services
Correspondence                                    $___/letter
E-mail Correspondence                        (Separate Quote)*
Telemarketing                                        (Separate Quote)*
Customized Services                            (Separate Quote)*

*Dependent upon client requirements

All fees are billed monthly plus out-of-pocket expenses,  including, but not limited to:
Customized reporting development ($_____/hour)
Postage, stationery
Programming, special reports
Retention of records
File transmission charges
Legal expenses
All other out-of-pocket expenses